OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

of

OPTA FOOD INGREDIENTS, INC.

at

$2.50 NET PER SHARE

by

STAKE ACQUISITION CORP.
A Wholly-Owned Subsidiary of

STAKE TECHNOLOGY LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 3, 2002, UNLESS THE OFFER IS EXTENDED.

A summary of the principal terms of the Offer appears on pages (ii) through (v). You should read this entire document carefully before deciding whether to tender your Shares.

THE INFORMATION AGENT FOR THE OFFER IS:

MELLON INVESTOR SERVICES LLC
44 Wall Street, 7th Floor
New York, New York 10005

or

CALL TOLL FREE 1-888-566-9471

November 4, 2002

Schedule I—Information Concerning Directors and Executive Officers of Purchaser and the Company

i

SUMMARY OF THE OFFER

We, Stake Acquisition Corp., are offering to purchase all of the issued and outstanding shares of Opta Food Ingredients, Inc.’s common stock, for $2.50 per share in cash. The following is a summary of the material terms of our offer. The items in this summary are described in more detail elsewhere in this Offer to Purchase and the other tender offer documents delivered to you. This summary provides an overview of selected information and does not contain all of the information you should consider. To make a decision with respect to this offer, you should also read the more detailed information set out in this Offer to Purchase and the other tender offer documents delivered to you. We have included additional information regarding our offer in our Schedule TO, with attached exhibits, that we filed with the Securities and Exchange Commission on November 4, 2002. References in this summary to “we,” “our,” and “ours” refer to Purchaser, Stake Acquisition Corp., and references to “you,” “your,” and “yours” refer to stockholders of Opta Food Ingredients, Inc.

The Purchaser

We are a Delaware corporation formed for the purpose of making a tender offer for all issued and outstanding common stock of Opta Food Ingredients, Inc. and have carried on no activities other than in connection with the offer. We are a wholly-owned subsidiary of Stake Technology Ltd., a corporation organized under the laws of Canada. For more information about us, see Section 9 of this Offer to Purchase starting at p. 14.

The Offer

We are offering to purchase for cash all issued and outstanding shares of common stock, par value $.01 per share, of Opta Food Ingredients, Inc. for $2.50 per share in cash.

For more information about the offer, see Section 1 of this Offer to Purchase starting at p. 5 .

The Merger

Our offer is being made pursuant to the terms of a merger agreement entered into by us, Stake Technology Ltd. and Opta Food Ingredients, Inc., on October 25, 2002.

Under the merger agreement, if the conditions to our offer are satisfied (see “Conditions to the Offer” below and “Section 14—Conditions to the Offer” starting on p. 31 of this Offer to Purchase), Opta Food Ingredients, Inc. will be merged with us. This merger will require the prior approval of those stockholders of Opta Food Ingredients, Inc. entitled to vote at a meeting called for that purpose. However, if we acquire at least 90% of the outstanding shares of common stock in the offer, we can complete this merger without a meeting or otherwise seeking your approval. For more information about the merger, see Section 11 of this Offer to Purchase starting on p. 17.

Recommendation of Opta’s Board of Directors

Your Board of Directors has approved our offer, the merger and the merger agreement by the unanimous vote of all directors present at the board meeting held on October 16, 2002, which vote was ratified on October 22, 2002, and has determined that the terms of our offer and the merger are fair to you and in your best interests. Your Board of Directors has recommended that you accept our offer and tender your shares. This recommendation and other background information are contained in the Solicitation/Recommendation Statement of Opta Food Ingredients, Inc. simultaneously delivered to you with this Offer to Purchase and included as part of the Schedule 14D-9 filed by Opta Food Ingredients, Inc. with the Securities and Exchange Commission on November 4, 2002.

Fairness Opinion

Adams, Harkness & Hill, Inc., Opta Food Ingredients, Inc.’s financial advisor, has delivered to your Board of Directors an opinion, dated October 16, 2002, that the per share offer price is fair to you from a financial point of view, as of the date of its opinion. Adams, Harkness & Hill affirmed its opinion in a letter delivered to your Board of Directors on October 25, 2002.

For more information about the background of our offer, see Section 11 of this Offer to Purchase starting on p. 17.

How We Intend to Fund the Offer

We expect to receive the funds necessary to pay you for your shares either directly from our parent, Stake Technology Ltd., and/or from SunRich Food Group, Inc., a wholly-owned subsidiary of our parent. We intend to obtain a portion of such funds from a secured tender facility provided by the Bank of Montreal and its wholly-owned subsidiary, Harris Trust and Savings Bank, and the financial institutions party thereto.

For more information regarding the funding of our offer, see Section 10 of this Offer to Purchase starting on p. 17.

When You Must Tender

You have until midnight, New York City time, on Tuesday, December 3, 2002, the expiration date of the offer, to tender your shares in the offer (which is twenty (20) business days from the date of the commencement of the offer). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Sections 1 (starting on p. 5) and 3 (starting on p. 8) of this Offer to Purchase.

Extension of the Offer

Please note, however, that we may extend our offer without the prior consent of Opta Food Ingredients, Inc. in the following circumstances:

•
for one or more periods not to exceed thirty (30) business days in the aggregate if, at the expiration date, any of the conditions to our obligations to accept shares for payment are not satisfied or waived, until such time as those conditions are satisfied or waived;

•
for one or more periods not to exceed thirty (30) business days in the aggregate if required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to our offer or any period required by applicable law; and

•
for one period of not more than ten (10) business days beyond the latest expiration date permitted if 90% of the Opta Food Ingredients, Inc. shares shall not have been tendered, provided that if we extend the offer under this paragraph, all of the conditions to the offer except certain minimum conditions shall be waived.

If we decide to extend our offer, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on Wednesday, December 4, 2002.

For more information regarding extensions of our offer, see Section 1 of this offering to Purchase starting on p. 5.

Subsequent Offering Period

We may also decide to provide after the expiration date, a subsequent offering period lasting from three (3) business days to twenty (20) business days. If we elect to provide a subsequent offering period, we will immediately accept and promptly pay for all shares of common stock as they are tendered during that period, offering the same consideration offered by us during the initial offering period. No withdrawal rights will apply during this subsequent offering period.

How You Tender Your Shares

To validly tender your shares, Mellon Investor Services LLC, the depositary for our offer, must receive, prior to midnight, New York City time, on Tuesday, December 3, 2002, either:

•
a properly completed and signed letter of transmittal (or facsimile of the letter of transmittal), together with any required signature guarantees, the original share certificates evidencing your shares and all other documents required by the letter of transmittal; or

•	in the case of a book-entry transfer of common stock, an agent’s message confirming that book-entry transfer of common stock.

Alternatively, to validly tender your shares, you may comply with the guaranteed delivery procedure set forth in our Offer to Purchase. For more information regarding the procedure for tendering shares, see Section 3 of this Offer to Purchase starting on p. 8.

How to Withdraw Your Tender

After you have tendered your shares, you may decide to withdraw your shares. In order to withdraw your previously tendered shares, our depositary must receive, at any time prior to midnight, New York City time on Tuesday, December 3, 2002, a written or facsimile transmission notice of withdrawal from you that specifies:

•	the name of the person that tendered the shares to be withdrawn;

•	the number of shares to be withdrawn; and

•	the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If you delivered, or otherwise identified to the depositary, certificates for shares, or have tendered shares pursuant to book-entry transfer procedures, you must follow some additional procedures in order to properly withdraw previously tendered shares.

No withdrawal rights will apply during any subsequent offering period that we may elect to provide. For more information regarding a subsequent offering period, see Sections 1 (starting on p. 5) and 3 (starting on p. 8) of this Offer to Purchase.

We will determine, in our sole discretion, all questions regarding the form and validity of any notices of withdrawal. Our determination will be final and binding. For more information regarding your withdrawal rights, see Section 4 of this Offer to Purchase starting on p. 10.

Conditions to the Offer

Our offer is subject to the terms and conditions set forth in this Offer to Purchase. The most significant conditions to our offer are:

•
there must be validly tendered and not withdrawn prior to the expiration date that number of shares of Opta Food Ingredients, Inc. that would constitute at least a majority of the total number of the outstanding shares of common stock (determined as of the date of the expiration of our offer on a fully diluted basis).

•	there must not be any governmental statute, rule, regulation, or any decree, order or injunction:

—	challenging our acquisition of any shares under our offer;

—	seeking to restrain or prohibit the making or completion of our offer or the merger of us with and into Opta Food Ingredients, Inc.; or

—	otherwise materially limiting our or Stake Technology Ltd.’s ability to own or control Opta Food Ingredients, Inc. or the shares or assets of Opta Food Ingredients, Inc.;

•	there must not be any events since the commencement of our offer that have had individually, or in the aggregate, a material adverse effect on Opta Food Ingredients, Inc.;

•	all representations and warranties of Opta Food Ingredients, Inc. set forth in the merger agreement must be true and correct;

•	Opta Food Ingredients, Inc. must have performed or complied in all material respects with all of its material obligations, agreements and covenants provided in the merger agreement;

•	the merger agreement must not have been terminated;

•
Opta Food Ingredients, Inc. must have obtained any necessary consents it is required to obtain in connection with our offer, the merger agreement, and the merger of us with and into Opta Food Ingredients, Inc.;

•
your Board of Directors must not withdraw, modify or change its recommendation in favor of our offer, the merger agreement, and the merger of us with and into Opta Food Ingredients, Inc., in a manner adverse to us or Stake Technology Ltd. or recommend certain other acquisition proposals.

For more information regarding the conditions to our offer, see, in particular, Section 14 of this Offer to Purchase starting on p. 31.

Current Market for Common Stock

The shares of common stock are traded on the Nasdaq Stock Market. On October 25, 2002, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing sales price per share of common stock as reported on the Nasdaq Stock Market was $2.18 per share. On November 1, 2002, the last full trading day prior to the commencement of our offer, the closing sales price per share of common stock, as reported on the Nasdaq Stock Market, was $2.46 per share. We advise you to obtain a recent quotation for the shares of common stock in deciding whether to tender your shares.

If you decide not to tender your shares of Opta Food Ingredients, Inc., our offer could adversely affect the liquidity and market value of those shares. See “Consequences of Our Offer” below and Section 7 of this Offer to Purchase starting on p. 12.

For more information about trading of Opta Food Ingredients, Inc. stock, see Section 6 of this Offer to Purchase.

Consequences of Our Offer

Our purchase of shares of common stock pursuant to our offer will reduce the number of holders of these shares and the number of shares that might otherwise trade publicly. After the completion of our offer, the common stock may no longer qualify for listing on the Nasdaq Stock Market. If the common stock no longer meets the requirements for continued listing on the Nasdaq Stock Market, the market for your shares could be adversely affected. See Section 7 of this Offer to Purchase starting on p. 12.

We intend to seek to cause Opta Food Ingredients, Inc. to apply for termination of registration of its common stock under the Securities Exchange Act of 1934 as soon after the completion of our offer as the requirements for that termination are met, that is, if there are fewer than 300 holders of common stock and the common stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system of a registered national securities association. See Section 7 of this Offer to Purchase starting on p. 12.

Who To Contact

If you have questions about our offer, you may contact Mellon Investor Services LLC, the information agent for our offer, at 44 Wall Street, 7th Floor, New York, New York 10005; 1-888-566-9471. See the back cover of this Offer to Purchase for information regarding the information agent.

v

To All Holders of Common Stock of Opta Food Ingredients, Inc.:

INTRODUCTION

Stake Acquisition Corp., a Delaware corporation (“Purchaser”), is offering to purchase all issued and outstanding shares (each a “Share”, and collectively the “Shares”) of common stock, par value $.01 per share, of Opta Food Ingredients, Inc., a Delaware corporation (the “Company”), at a price of $2.50 per Share or such higher price as may be paid in the Offer (as defined below) (the “Per Share Amount”), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (as defined below) (which, as amended or supplemented from time to time, collectively constitute the “Offer”).

Purchaser was formed in connection with the Offer and the transactions contemplated thereby. Purchaser is a wholly-owned subsidiary of Stake Technology Ltd., a corporation organized under the laws of Canada (“Stake”). For information concerning Purchaser and Stake, see Section 9 and Schedule I.

Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees to a stockholder for tendering such stockholder’s Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Mellon Investor Services LLC which is acting as both the Depositary (in such capacity, the “Depositary”) and the Information Agent (in such capacity, the “Information Agent”), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and such person. See Section 16.

The Board of Directors of the Company, by an unanimous vote of all directors present at a meeting held on October 16, 2002, which vote was ratified on October 22, 2002, approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and has determined that the Offer and the Merger are fair to, and in the best interests of, the Company’s stockholders and recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

Adams, Harkness & Hill, Inc. (“AH&H”), exclusive financial advisor to the Company, has delivered to the Board of Directors its written opinion, dated October 16, 2002 (the “Financial Advisor Opinion”), to the effect that, as of such date and based upon and subject to certain assumptions, matters and limitations stated therein, the price per share, in cash, to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders, as of the date of the Financial Advisor Opinion. AH&H affirmed its opinion in a letter delivered to the Board of Directors on October 25, 2002 (the “Bring-Down Letter.”) Copies of the Financial Advisor Opinion and the Bring-Down Letter are attached as Exhibits (a)(2) and (a)(3), respectively, to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D- 9”), which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion and the Bring-Down Letter carefully and in their entirety.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”). The Offer also is subject to the other conditions set forth in this Offer to Purchase. See Section 14. As used in this Offer to Purchase, the phrase “fully diluted basis” takes into account the exercise or conversion of all outstanding options and other rights and securities exercisable into Shares. The Company has represented and warranted to Purchaser that, as of October 25, 2002, there were 10,887,577 Shares issued and outstanding. The Merger Agreement provides, among other things, that the Company will not, except as expressly contemplated by the Merger Agreement or as set forth therein, issue any additional Shares. See Section 11. Based on the foregoing and assuming the issuance of 751,000 Shares issuable upon the exercise of outstanding Company Options, Purchaser believes that the Minimum Condition will be satisfied if a majority of the then outstanding Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below).

As an inducement and condition for Stake and Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, eight (8) of the Company’s directors, officers and stockholders, who beneficially own 1,580,474 Shares in the aggregate, entered into a Stockholders’ Agreement, dated October 25, 2002 (the “Stockholders’ Agreement”), with Stake and Purchaser. Pursuant to the Stockholders’ Agreement, each such Stockholder has, among other things, agreed to tender his Shares in the Offer and granted to Purchaser and Stake a proxy with respect to the voting of such Shares on matters relating to the Merger and the Merger Agreement. See Section 11.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 25, 2002 (the “Merger Agreement”), by and among the Company, Stake and Purchaser. Pursuant to the Merger Agreement and the Delaware General Corporation Law (the “DGCL”), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the “consummation” of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately before the Effective Time other than any Shares (i) held in the treasury of the Company and each Share owned by Stake or any direct or indirect wholly-owned subsidiary of Stake or of the Company immediately before the Effective Time or (ii) held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s Shares in accordance with the DGCL, and as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to such appraisal, will be canceled, extinguished and converted into the right to receive the Per Share Amount in cash payable to the holder, without interest, upon the surrender of the certificate representing such Share. The Merger Agreement is more fully described in Section 11.

The Merger Agreement provides that, promptly upon the satisfaction of the Minimum Condition and the purchase by Purchaser of such Shares tendered in satisfaction of the Minimum Condition pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Stake shall be entitled to designate such number of directors of good repute, rounded down to the nearest whole number, on the Board of Directors as will give Stake, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of the currently serving directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of the Shares beneficially owned by Stake or any affiliate of Stake (including such of the Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, that Stake shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the Shares of common stock outstanding. The Company shall, upon request by Stake, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Stake’s designees to be elected to the Board of Directors in accordance with the terms of the Merger Agreement and shall use its best efforts to cause Stake’s designees to be so elected; provided, however, that, in the event that Stake’s designees are appointed or elected to the Board of Directors, until the Effective Time (x) William P. Carmichael and Glynn C. Morris shall each continue to serve as a director of the Company and (y) the Board of Directors shall have at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Stake (such directors, the “Independent Directors”); provided further, that if at any time or from time to time fewer than two (2)

Independent Directors remain, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company nor designees, stockholders, affiliates or associates of Stake so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least two (2). Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director. Following the time directors designated by Stake constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for certain actions, specifically described in the Merger Agreement, related to the Offer, Merger and the Merger Agreement. See Section 11.

Consummation of the Merger is conditioned upon, among other things, the approval and adoption, by the requisite vote of stockholders of the Company, of the Merger Agreement and the Merger, if required by applicable law, the Company’s restated certificate of incorporation, as amended (the “Restated Certificate of Incorporation”) or the Company’s bylaws (the “Bylaws”). See Section 11. Under applicable sections of the DGCL and pursuant to the Restated Certificate of Incorporation and the Bylaws, the affirmative vote of the holders of a majority of the outstanding Shares is necessary to approve the Merger Agreement and the Merger at a meeting of the stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. See Section 12. The Merger Agreement is more fully described in Section 11.

Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a “short-form merger”). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any further approval of the Board of Directors or the stockholders of the Company. The Offer shall remain open until midnight, Eastern Time, on the date that is twenty (20) business days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); the Merger Agreement further provides that, without the prior written consent of the Company, Purchaser may (i) extend the Offer, if at the scheduled Expiration Date of the Offer any of the conditions set forth in Annex A of the Merger Agreement shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten (10) business days) not to exceed thirty (30) business days in the aggregate or, if earlier, until such time as such conditions are satisfied or waived, (ii) extend the Offer for one (1) or more periods, not to exceed thirty (30) business days in the aggregate, if required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer on one (1) occasion for an aggregate period of not more than ten (10) business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if, on such Expiration Date, there shall not have been tendered that number of Shares which would equal more than ninety percent (90%) of the issued and outstanding Shares; provided, however, that if Purchaser shall extend the Offer pursuant to this clause (iii), Purchaser shall waive during such extension all conditions set forth in Annex A of the Merger Agreement other than the Minimum Condition and the conditions set forth in paragraphs (a) or (d) in Annex A of the Merger Agreement. If on the initial scheduled Expiration Date of the Offer or any extension thereof, any applicable waiting period under any applicable foreign laws regulating competition, antitrust, investment or exchange controls has not expired or terminated prior to the expiration of the Offer, Purchaser shall, if requested to do so by the Company, extend the Expiration Date of the Offer until a date not later than January 15, 2003 and Stake shall use its bests efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approval as may be required by any governmental entity. In addition, Stake and Purchaser each agree that if all of the conditions set forth in Annex A of the Merger Agreement are not satisfied, including the satisfaction of the Minimum Condition, on any Expiration Date of the Offer, then Purchaser shall, and Stake shall cause Acquisition Subsidiary to, extend the Offer for one (1) or more periods of not less than ten (10) business days if requested to do so by the Company, provided that the Company shall be entitled to make only three (3) such requests. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer (whether or not extended), Purchaser may seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold with respect to the Shares, thus enabling it to effect a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Per Share Amount. Purchaser presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

THE OFFER

1.     Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with Section 4. The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, December 3, 2002, unless and until Stake or Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Stake or Purchaser, expires. The Merger Agreement provides that Purchaser may (i) extend the Offer, if at the scheduled Expiration Date of the Offer any of the conditions set forth in Annex A of the Merger Agreement shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten (10) business days) not to exceed thirty (30) business days in the aggregate or, if earlier, until such time as such conditions are satisfied or waived, (ii) extend the Offer for one (1) or more periods, not to exceed thirty (30) business days in the aggregate, if required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer on one (1) occasion for an aggregate period of not more than ten (10) business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if, on such Expiration Date, there shall not have been tendered that number of the Shares which would equal more than ninety percent (90%) of the issued and outstanding Shares; provided, however, that if Purchaser shall extend the Offer pursuant to this clause (iii), Purchaser shall waive during such extension all conditions set forth in Annex A of the Merger Agreement other than the Minimum Condition and the conditions set forth in paragraphs (a) or (d) in Annex A of the Merger Agreement. If on the initial scheduled Expiration Date of the Offer or any extension thereof, any applicable waiting period under any applicable foreign laws regulating competition, antitrust, investment or exchange controls has not expired or terminated prior to the expiration of the Offer, Purchaser shall, if requested to do so by the Company, extend the Expiration Date of the Offer until a date not later than January 15, 2003 and Stake shall use its best efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals as may be required by any governmental entity. In addition, Stake and Purchaser each agree that if all of the conditions set forth in Annex A of the Merger Agreement are not satisfied, including the satisfaction of the Minimum Condition, on any Expiration Date of the Offer, then Purchaser shall, and Stake shall cause Purchaser to, extend the Offer for one (1) or more periods of not less than ten (10) business days if requested to do so by the Company, provided that the Company shall be entitled to make only three (3) such requests.

According to the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including applicable rules and regulations of the SEC relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition is not satisfied, (ii) all approvals of and consents to the Merger Agreement, the Stockholders’ Agreement and the transactions contemplated thereby that are required under applicable foreign antitrust or competition laws have not been obtained prior to the expiration of the Offer or be in full force and effect at such expiration or (iii) at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) the conditions listed in Section 14 of this Offer to Purchase occur and continue to exist. The Merger Agreement provides that without the prior written consent of the Company, Stake will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition, (iv) add to, modify or supplement the conditions to the Offer set forth in Annex A of the Merger Agreement, (v) extend the expiration date of the Offer beyond the twenty (20) business days following the commencement of the Offer, except as expressly provided by the Merger Agreement, or (vi) amend any other term of or condition to the Offer in any manner adverse to the holders of Shares.

Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. However, if on such Expiration Date, the conditions for the Offer are satisfied or earlier waived but the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer represents less than a majority of the then issued and outstanding Shares on a fully diluted basis, Purchaser may, without the consent of the Company, extend the Expiration Date for one (1) or more periods (none of which shall exceed ten (10) business days) not to exceed thirty (30) business days in the aggregate or, if earlier, until such time as that condition is satisfied or waived. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act .

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(d), 14d-6(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Business Wire.

Under no circumstances will interest be paid on the Per Share Amount, regardless of any extension of the Offer or any delay in making such payment.

If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The SEC has stated that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. As such, the requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

The Company has provided Purchaser with the stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of all Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

Under no circumstances will interest be paid on the Per Share Amount, regardless of any extension of the Offer or any delay in making such payment.

Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise withdrawal rights as described in Section 4.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Tendering Shares

Valid Tender.    For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii)
the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the Nasdaq Stock Market (the “Nasdaq”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.    By executing the Letter of Transmittal as set forth above (including delivery through an Agent’s Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after October 25, 2002 (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company’s stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute deems in his sole discretion, proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser’s interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding.    Under the “backup withholding” provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 30% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4.     Withdrawal Rights

Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures.

Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a “Holder”). The discussion is based on the Internal Revenue Code of 1986, as amended, as in effect on the date of this Offer to Purchase (the “Code”), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the United States federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under the DGCL, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer, or receives cash in exchange for Shares pursuant to the Merger, will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum federal tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

Holders who receive cash pursuant to the exercise of appraisal rights with respect to their Shares generally will be subject to the same treatment as that described above for Holders who receive cash for Shares pursuant to the Offer or Merger.

The federal income tax discussion set forth above is included for general information only. Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

6.     Price Range of the Shares; Dividends

The Company’s common stock is traded on Nasdaq under the symbol “OPTS.” The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share for the Company’s common stock based on the Company’s Annual Report to Shareholders for the year ended December 31, 2001 and as reported publicly thereafter for the year ending December 31, 2002 (through November 1, 2002).

2001	High	Low
First Quarter	$2.09	$1.28
Second Quarter	$1.62	$1.24
Third Quarter	$1.75	$1.35
Fourth Quarter	$1.53	$1.02

2002
First Quarter	$1.22	$1.00
Second Quarter	$1.69	$.98
Third Quarter	$2.44	$1.24
Fourth Quarter (through November 1, 2002)	$2.46	$1.90

On October 25, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales price per share of Company common stock, as reported on the Nasdaq, was $2.18. On November 1, 2002, the last full trading day prior to the commencement of the Offer, the closing sales price per share of Company common stock, as reported on the Nasdaq, was $2.46.

Stockholders are urged to obtain a current market quotation for the Shares.

7.     Effect of the Offer on the Market for the Shares; Stock Listing;
        Exchange Act Registration; Margin Regulations

Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Listing.    The Company’s common stock is listed on the Nasdaq. After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq. According to the Nasdaq’s published guidelines, the Nasdaq would consider delisting the Shares if, among other things: (i) the number of record holders of at least 100 Shares should fall below 400; (ii) the number of publicly held Shares (less any shares held by officers, directors or beneficial owners of 10% or more (“Excluded Holdings”)) should fall below 750,000; or (iii) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5 million. If as a result of the purchase of Shares pursuant to the Offer, the Company common stock no longer meets the requirements of Nasdaq for continued listing and the listing of such Shares is discontinued, the market for such Shares could be adversely affected. According to the Company, as of October 30, 2002, there were approximately 154 holders of record of Company common stock and, as of October 25, 2002, there were 10,887,577 Shares issued and outstanding.

If the Nasdaq were to delist the Shares, it is possible that such Shares would continue to trade in the over-the-counter market and that price quotations would be reported through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares which remain publicly held at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Per Share Amount.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, such Shares would no longer be “margin securities” or be eligible for continued listing on any stock exchange. Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements of such termination are met.

Margin Regulations.    The Shares presently are “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning the Company

General.    The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption “Selected Financial Information,” has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser, Stake nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Stake or the Information Agent.

The Company was incorporated in Delaware on April 23, 1991 and its executive offices are located at 25 Wiggins Avenue, Bedford, Massachusetts 01730. The Company’s telephone number is (781) 276-5100 and its fax number is (781) 276-5101.

The Company is a leading innovator, manufacturer and marketer of proprietary food products worldwide to food processors who focus on the dairy, dressings and sauces, cereals, meat and baked goods industries. The Company develops innovative texturizing agents such as gelling agents, thickeners, stabilizers, fat replacers, bulking agents, and others that solve specific customer problems. The Company applies advanced enzymology, protein and carbohydrate chemistries to develop innovative food ingredient products such as fat replacers, bulking agents and other texturizing agents that solve specific customer problems. The Company creates its products through the modification of inexpensive, readily available raw materials to produce food ingredients that it considers to be generally recognized as safe under current U.S. Food and Drug Administration regulations. At December 31, 2001, the Company’s products were being used by over 350 customers worldwide including 12 of the largest U.S. consumer packaged food companies and three of the world’s largest quick service restaurant chains.

Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, options granted to them, the principal holders of the Company’s securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, 13th Floor, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60604. For further information regarding the public reference facilities, please call the SEC at 1-800-SEC-0330. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC’s EDGAR System.

9.     Certain Information Concerning Purchaser and Stake

General.    Purchaser is a newly formed Delaware corporation organized solely to effect the Offer and the Merger. Purchaser has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is wholly owned by Stake.

Stake operates in three principal businesses: (1) natural food product sourcing, processing, packaging and distribution, (2) processing, distribution and recycling of environmentally responsible aggregate products and (3) engineering and marketing of a clean pulping system using patented steam explosion technology.

Stake was incorporated under the laws of Canada on November 13, 1973. The principal executive offices are located at 2838 Highway 7, Norval, Ontario, Canada, L0P 1K0.

The Food Group consists of the SunRich Food Group and the Canadian Organic Food Group. The SunRich Food Group consists of three vertically integrated business groups: the Product and Ingredients Group (“Products”), the Technical Processing Group (the “Processing Group”) and the Packaging Group (the “Packaging Group”). The Products Group specializes in identity-preserved, non-genetically modified grain products and natural food ingredients, including soybeans, corn, soy ingredients, grain sweeteners, milled flours, meals, grains and oils. The Processing Group focuses on the technical processing of specialty and functional food ingredients including soymilk, soluble fiber products, natural food preservatives, custom drying and various dairy blends. The Processing Group is one of the largest soymilk concentrate providers in the U.S. The Packaging Group focuses on the aseptic packaging of shelf stable beverages and liquid products from its Nordic Aseptic facility. The Nordic facility has been significantly upgraded over the past year and a half and has entered into a long-term agreement with a major food company to provide aseptic finished product. The SunRich Food Group operates from five plants in Minnesota and one plant in both Iowa and Wyoming. The SunRich Food Group can be contacted at 3824–93rd Street S.W., Hope, Minnesota, 56046-0128. The Canadian Organic Food Group consists of Sunrich Valley, a division of Stake, which entered the organic dairy market in Canada in March 2002, and Organic Kitchen, a division of Stake, acquired in July 2002. Organic Kitchen is a vertically integrated organic feed and marketing business focused on the organic meat market in Canada. The Canadian Organic Food Group is headquartered in Stake’s executive offices, and can be contacted at 2838 Highway 7, Norval, Ontario, Canada, L0P 1K0.

The Environmental Industrial Group includes BEI/PECAL, a division of Stake, Temisca Inc., Virginia Materials Inc. (“Virginia Materials”) and 51% of International Materials & Supplies, Inc. (“International Materials”). The Environmental Industrial Group processes, sells and distributes abrasives and other industrial materials to the foundry, steel and marine/bridge cleaning industries, sources specialty sands and garnets for the water filtration industry and recycles inorganic materials under special permits from government authorities at both its Waterdown, Ontario and Norfolk, Virginia sites. The Environmental Industrial Group operates from manufacturing and distribution facilities in Waterdown, Ontario; Hamilton, Ontario; Ville Marie, Quebec; New Orleans, Louisiana; Norfolk, Virginia; Keeseville, New York and a warehouse and sales facility in Montreal, Quebec. The Environmental Industrial Group can be contacted at 407 Parkside Drive, Waterdown, Ontario, Canada, L0R 2H0.

The StakeTech Steam Explosion Group is a division of Stake and is located within the corporate office of the Company in Norval, Ontario. There are separate buildings at this location which contain a demonstration unit of this division’s steam explosion technology process as well as laboratory and office facilities. This division holds numerous patents on its technology and is currently marketing this clean pulping system with a special focus on opportunities in China. The Steam Explosion Group can be contacted at 2838 Highway 7, Norval, Ontario, Canada, L0P 1K0.

Listing on the Toronto Stock Exchange.    Stake listed its common shares on the Toronto Stock Exchange (“TSE”) under the symbol “SOY” on November 6, 2001. This listing is in addition to Stake’s listing on the Nasdaq Small Cap Market under the symbol “STKL”. The listing in Canada on the TSE was completed with the intent of broadening investor and analyst interest in Stake in Canada and to access funds in Canadian capital markets more efficiently.

Selected Financial Information.    Revenues in 2001 increased by 41%, $26,002,000, from $63,820,000 to $89,822,000 in 2000. The increase in Stake’s revenues in 2001 is due to a number of factors, including the acquisitions of First Light Foods and Virginia Materials completed in 2001, in addition to the full year impact of the acquisitions completed in 2000.

EBITDA (earnings before interest, taxes, depreciation and amortization) increased by 29% to $5,095,000 in 2001 from $4,043,000 in 2000.

Stake’s earnings for 2001 decreased to $19,000 or $0.00 per common share compared to $2,118,000 or $0.15 per common share for the year ended December 31, 2000. Earnings decreased due to a number of factors, including significant loss issues at the Nordic facility, weak market/economic conditions impacting the Environmental Industrial Group, increased costs of operating a growing public organization and the benefit of previously unrecognized loss carry-forwards having been fully recognized in 2000.

US readers should note that due to differences between Canadian and US generally accepted accounting principles (“GAAP”), the loss for 2001 under US GAAP is $206,000 or $0.01 per common share versus earnings of $1,614,000 or $0.11 per common share in 2000. Note 16 to Stake’s audited financial statements for the year ended December 31, 2001 itemizes these differences.

Stake’s consolidated gross margin was 13.8% in 2001 compared to 14.4% in 2000. Excluding the impact of the losses incurred related to the Nordic facility, gross margin increased to $13,184,000 or 14.8%.

Selling, general and administrative expenditures increased 53% in 2001 to $11,142,000 compared to $7,091,000 in 2000. The increase in administrative expenses reflects the acquisitions completed in 2000 and 2001, an increase in bad debt provision, an increase in research and development expenses related to expanded product development initiatives, higher costs of operating a larger public company, and increased amortization of trademarks, patents and goodwill.

Interest expense, including finance charges, increased to $1,929,000 in 2001 from $959,000 in 2000, mainly due to debt obtained through the acquisitions and financing charges related to the write-off of costs due to the new banking arrangement.

Interest and other income increased to $865,000 in 2001 from $452,000 in 2000 due to an increase in interest earned on higher cash/investment balances throughout the year and foreign exchange gains of $46 recorded in 2000 and $355 recorded in 2001.

The provision for income taxes increased to $233,000 in 2001 from a recovery of $868,000 in 2000. The 2001 amount reflects an increase in non-deductible expenses. The recovery in 2000 includes the recognition of previously unrecognized Canadian tax loss carry-forwards.

Working capital increased by $15,442,000 to $17,066,000 in 2001 due in most part to the private placements completed during 2001.

Long-term debt decreased by $3,163,000 to $16,648,000 at December 31, 2001 compared to $19,811,000 at December 31, 2000, principally due to the repayment of certain facilities through proceeds from the aforementioned private placements and normally scheduled payments of capital leases and other debt.

Equity increased by $22,607,000 to $43,499,000 at December 31, 2001 from $20,892,000 at December 31, 2000.

Stake prepares its financial statements in accordance with Canadian GAAP, which differ in certain respects from the United States GAAP. However, Stake believes that such differences are not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares, since such differences would not affect the ability of Stake to provide the necessary funds to pay for the Shares to be acquired pursuant to the Offer and the Merger. Pursuant to SEC Release No. 33-7760, effective January 24, 2000, 64 F.R. 61408, Stake is not required to furnish additional financial information about its financial condition where such information is not considered material, and specifically, where “(a) the considerations offered consists solely of cash; (b) the offer is not subject to any financing condition; and …(d) the offer is for all outstanding securities of the subject class.”

Except as set forth in this Offer to Purchase, none of Purchaser, Stake or their respective affiliates, nor, to the best knowledge of Purchaser, Stake and their respective affiliates, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser, Stake, nor, to the best knowledge of Purchaser, Stake or their respective affiliates, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

Except as otherwise set forth in this Offer to Purchase, neither Purchaser nor Stake has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Purchaser, Stake or their respective affiliates, nor, to the best knowledge of Purchaser, Stake and their respective affiliates, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any transfer or voting of any securities of the Company, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Purchaser, Stake or their respective affiliates, nor, to the best knowledge of Purchaser, Stake and their respective affiliates, any of the persons listed on Schedule I, has had, since the last two years, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules or regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since the last two years, there have been no contacts, negotiations or transactions between Purchaser, Stake or their respective affiliates, or, to the best knowledge of Purchaser, Stake and their respective affiliates, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

Available Information.    Stake (but not the Purchaser) is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Stake’s directors and officers, their remuneration, options granted to them, the principal holders of Stake’s securities and any material interests of such persons in transactions with Stake is required to be disclosed in proxy statements distributed to Stake’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, 13th Floor, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60604. For further information regarding the public reference facilities, please call the SEC at 1-800-SEC-0330. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to Stake which have been filed via the SEC’S EDGAR System. In addition, Purchaser and Stake have filed a Schedule TO and exhibits thereto with the SEC in connection with the Offer and the Merger.

10.     Source and Amount of Funds

Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related expenses will be approximately $29 million. Stake and/or its wholly-owned subsidiary SunRich Food Group, Inc. (“SunRich”) intends to obtain the funds necessary to enable Purchaser to purchase all of the Shares and to pay the related expenses from (i) a $17 million tender facility (the “Tender Facility”) provided by the Bank of Montreal and Harris Trust and Savings Bank (the “Banks”), who will underwrite the full amount of the Tender Facility; (ii) the sale of a $5,000,000 convertible debenture (the “Debenture”) to an affiliate of its largest shareholder, Claridge Israel LLC (“Claridge”); and (iii) funds provided from the cash resources of Stake and its subsidiaries. Pursuant to an executed commitment letter dated October 24, 2002 between Stake and the Banks, with a term sheet for the Tender Facility attached (the “Term Sheet”), the Banks have committed to grant Purchaser and/or SunRich a $17 million, underwritten by the Banks, under the terms set forth in the Term Sheet. The Term Sheet serves as a binding commitment between the parties to enter into the Tender Facility.

The Tender Facility

The following is a summary of certain provisions of the contemplated Tender Facility Agreement, as set forth in the Term Sheet, a copy of which has been filed with the SEC as Exhibit (b) to the Schedule TO, a copy of which may be obtained in the manner described in Section 8.

Among other things, the Term Sheet provides that borrowings under the Tender Facility are subject to certain conditions precedent, including (i) a minimum of $6,000,000 in cash resources provided by Purchaser and/or Stake toward the purchase of Shares, and (ii) a minimum of $5,000,000 in cash from the sale of the Debenture to Claridge.

Availability; Interest Rates: Maturity: Convertible Debenture.    The Term Sheet provides that the Offer must be commenced no later than November 8, 2002 (10 business days after the commitment was accepted by Stake). An initial draw down shall be made no later than 45 days after the date of the Offer, unless extended through the mutual agreement of Purchaser and the Banks. The interest rates at the Purchaser’s option are (i) Harris Trust and Savings Bank Prime Rate (as defined in the Term Sheet) plus 1.0% per annum, and/or (ii) LIBOR (as defined in the Term Sheet) plus 200 basis points per annum. The Tender Facility will mature and be repaid on the earlier of (i) 60 days after the initial draw down unless extended by the Banks or (ii) the date on which the Company becomes a subsidiary of Stake. The Debenture is repayable with the Banks approval on or prior to December 31, 2003 and thereafter on or prior to November 30, 2004. The Debenture will bear interest at the rate of 5 1/2% per annum and is convertible into common shares of Stake at $3.00 per share commencing December 1, 2003. Upon issuance of the Debenture, Stake is also issuing to Claridge a stock purchase warrant to acquire 250,000 common shares of Stake at an exercise price of $3.25 per share. The warrant expires November 30, 2004.

11.     Background of the Offer; Purpose of the Offer and the Merger;
           The Merger Agreement and Certain Other Agreements

Contacts with the Company; Background of the Offer.

From time to time over the last several years, Stake has evaluated its position in the natural and organic foods markets and has considered various strategies for increasing shareholder value, including entering into strategic alliances, combinations with potential partners or the acquisition of suitable targets.

On May 8, 2002, Stake, via its wholly-owned subsidiary, SunRich, entered into a Confidentiality Agreement that, among other things, provided for the delivery and protection of confidential non-public information of the Company in order to allow representatives of Stake to evaluate the possible acquisition of the Company.

On May 24, 2002, Stake submitted a non-binding letter of interest indicating a valuation range for the Company of $15 million to $22 million, subject to completion of customary due diligence, board of director, bank and regulatory approvals.

On June 4, 2002, Jeremy Kendall, Stake’s Chairman and Chief Executive Officer, and Steve Bromley, Stake’s Vice President, Finance and Chief Financial Officer attended at the offices of AH&H, Boston, Massachusetts, the Company’s investment bankers, and met with David Thibodeau, Scott Van Winkle and Jon Fox in order to introduce Stake and discuss the basis of the previously submitted non-binding letter of interest.

On June 24, 2002, Jeremy Kendall, Steve Bromley, Allan Routh, President, SunRich and Camillo Lisio, Independent Consultant and Director of Stake, attended at the offices of the Company’s counsel and met representatives of the Company, specifically Art McEvily, President and CEO and Scott Kumf, Chief Operating Officer and Chief Financial Officer. Also in attendance were representatives of AH&H, specifically David Thibodeau and Mindy Olson. Each of the parties discussed their respective organizations and access was provided to the Company’s data room.

On June 28, 2002, Stake submitted a revised non-binding letter of interest indicating a valuation range for the Company of $15 million to $17 million, subject to completion of customary due diligence, board of director, bank and regulatory approvals.

On July 11, 2002, Stake forwarded further documentation to AH&H, confirming a willingness to increase the offer to the $17 to $19 million range, subject to previously detailed terms and receipt of further information specific to the Company.

On August 7, 2002, Stake submitted a further revised non-binding letter of interest to acquire the Company at a price range of $2.35 to $2.40 per outstanding common share, subject to completion of customary due diligence, and board of director, bank and regulatory approvals.

On August 12, 2002, Jeremy Kendall forwarded a letter to the Company’s investment bankers outlining Stake’s due diligence approach and related timing.

On August 14, 2002, Jeremy Kendall forwarded a letter to the Company’s investment bankers further outlining Stake’s due diligence approach and related timing.

On August 15, 2002, Stake received a letter from the Company’s investment bankers confirming receipt of the letters of August 7th, 12th and 14th and detailing conditions to be followed during the upcoming due diligence process.

On August 26, 2002 through August 29, 2002, Jeremy Kendall, Steve Bromley, Camillo Lisio, John Dietrich, Vice President and Treasurer, Stake Technology Ltd. and Sergio Varela, Corporate Controller, Stake Technology Ltd. attended at the Company’s Corporate Offices in Bedford, MA to conduct various aspects of due diligence. Also present were representatives of AH&H.

On September 4, 2002, Jeremy Kendall, Steve Bromley, Camillo Lisio and John Widmark, Vice President of Operations, SunRich Food Group visited the Company’s facilities located in Cambridge, Minnesota in accordance with the due diligence plan. Also attending were Scott Kumf, Don Oldham, Director of Fiber Operations for the Company and Jim Beakey of AH&H.

On September 6, 2002, Jeremy Kendall, Steve Bromley and Camillo Lisio visited the Company’s facilities located in St. Thomas, Ontario in accordance with the due diligence plan. Also attending were Scott Kumf, John White, President, Canadian Harvest Process Ltd. and Jim Beakey of AH&H.

On September 11, 2002, Steve Bromley, Camillo Lisio and John Widmark visited the Company’s facilities located in Louisville, Kentucky in accordance with the due diligence plan. Also attending were Scott Kumf, Don Oldham, Director of Fiber Operations for the Company, Bill Hofmeister, Louisville Plant Manager and Jim Beakey of AH&H.

On September 12, 2002, Steve Bromley, Camillo Lisio and John Widmark visited the Company’s facilities located in Galesburg, Illinois in accordance with the due diligence plan. Also attending were Scott Kumf, Frank Mallee, Galesburg Plant Manager and Jim Beakey of AH&H.

On September 13, 2002, Jeremy Kendall, Steve Bromley and Camillo Lisio visited with a number of the Company’s key employees in Boston, Massachusetts including Doug Shreves, Vice President, Sales and Business Development, Jim Podolske, Vice President, Applications and Technical Service and Brenda Estella, Vice President, Finance and Administration. These meetings were held in accordance with the due diligence plan. Also attending were Art McEvily, Scott Kumf and David Thibodeau.

On September 25, 2002, Stake submitted a revised proposal to acquire the Company at a price of $2.50 per outstanding common share, subject to board of director, bank and regulatory approvals.

From September 25, 2002 through October 25, 2002, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Company, and Dunnington, Bartholow & Miller LLP, counsel for Stake, negotiated the terms of the definitive Merger Agreement and Stockholders’ Agreement.

On October 3, 2002, the Board of Directors of Stake approved the transaction, and, on October 16, 2002, the Board of Directors of the Company approved the transaction, which decision was ratified on October 22, 2002.

On October 25, 2002, Stake and the Company entered into the Merger Agreement and Stockholders’ Agreement. The transaction was announced in Toronto and in Boston prior to the opening of trading in the Shares on the Nasdaq and TSE on October 28, 2002.

On November 4, 2002, Purchaser commenced the Offer.

Purpose of the Offer and the Merger.    The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the issued and outstanding Shares not purchased pursuant to the Offer.

Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

Merger Agreement.    The following is a summary of certain portions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the SEC as an Exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used herein without definition shall have the same meanings given to them in the Merger Agreement.

The Offer.    Provided that the Merger shall not have been terminated in accordance with Section 7.1 of the Merger Agreement and none of the events set forth in Annex A thereto shall have occurred or be existing, Purchaser shall commence, and Stake shall cause Purchaser to commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than five (5) business days after the initial public announcement of Purchaser’s intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A thereto (unless the failure of any such condition was caused by any breach by Stake or Purchaser of the Merger Agreement in which case Purchaser shall be obligated to accept for payment and pay for the Shares tendered pursuant to the Offer provided that such failure has been waived by the Company), including the condition that a number of the Shares representing that number of Shares which would equal more than fifty percent (50%) of the Shares then issued and outstanding on a fully-diluted basis shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer (the “Minimum Condition”). Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, Purchaser will not (i) decrease the Per Share Amount, (ii) reduce the maximum number of the Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer, (iv) add to, modify or supplement the conditions to the Offer set forth in Annex A thereto, (v) extend the Expiration Date of the Offer beyond the twenty (20) business days following the commencement thereof, except as expressly provided herein, or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of the Shares. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall, and Stake shall cause Purchaser to, accept for payment and pay, as promptly as practicable after expiration of the Offer, for all the Shares validly tendered and not withdrawn. Subject to the terms and conditions, the Offer shall remain open until midnight, Eastern Time, on the date that is twenty (20) business days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that without the prior written consent of the Company, Purchaser may (i) extend the Offer, if at the scheduled Expiration Date of the Offer any of the conditions set forth in Annex A of the Merger Agreement shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten (10) business days) not to exceed thirty (30) business days in the aggregate or, if earlier, until such time as such conditions are satisfied or waived, (ii) extend the Offer for one (1) or more periods, not to exceed thirty (30) business days in the aggregate, if required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer on one (1) occasion for an aggregate period of not more than ten (10) business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if, on such Expiration Date, there shall not have been tendered that number of the Shares which would equal more than ninety percent (90%) of the issued and outstanding Shares; provided, however, that if Purchaser shall extend the Offer pursuant to this clause (iii), Purchaser shall waive during such extension all conditions set forth in Annex A of the Merger Agreement other than the Minimum Condition and the conditions set forth in paragraphs (a) or (d) in Annex A of the Merger Agreement. If on the initial scheduled Expiration Date of the Offer or any extension thereof, any applicable waiting period under any applicable foreign laws regulating competition, antitrust, investment or exchange controls has not expired or terminated prior to the expiration of the Offer, Purchaser shall, if requested to do so by the Company, extend the Expiration Date of the Offer until a date not later than January 15, 2003 and Stake shall use its best efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals as may be required by any governmental entity. In addition, Stake and Purchaser each agree that if all of the conditions set forth in Annex A of the Merger Agreement are not satisfied, including the satisfaction of the Minimum Condition, on any Expiration Date of the Offer, then Purchaser shall, and Stake shall cause Purchaser to, extend the Offer for one (1) or more periods of not less than ten (10) business days if requested to do so by the Company, provided that the Company shall be entitled to make only three (3) such requests.

The Company’s Board of Directors.    The Merger Agreement provides that, promptly upon the satisfaction of the Minimum Condition and the purchase by Purchaser of such Shares tendered in satisfaction of the Minimum Condition pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Stake shall be entitled to designate such number of directors of good repute, rounded down to the nearest whole number, on the Board of Directors as will give Stake, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of the currently serving directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of the Shares beneficially owned by Stake or any affiliate of Stake (including such of the Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, that Stake shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the shares of Company common stock outstanding. The Company shall, upon request by Stake, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Stake’s designees to be elected to the Board of Directors in accordance with the terms of Section 4.1 of the Merger Agreement and shall use its best efforts to cause Stake’s designees to be so elected; provided, however, that, in the event that Stake’s designees are appointed or elected to the Board of Directors, until the Effective Time (x) William P. Carmichael and Glynn C. Morris shall each continue to serve as a director of the Company and (y) the Board of Directors shall have at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Stake (such directors, the “Independent Directors”); provided further, that if at any time or from time to time fewer than two (2) Independent Directors remain, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company nor designees, stockholders, affiliates or associates of Stake so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least two (2). Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director. Following the time directors designated by Stake constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for certain actions, specifically described in the Merger Agreement, related to the Offer, Merger and the Merger Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Stake has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the Merger Agreement. Stake will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in the Merger Agreement to the contrary, following the time directors designated by Stake constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate on behalf of the Company the Merger Agreement, (ii) exercise or waive any of the Company’s rights or remedies thereunder, (iii) extend the time for performance of Stake’s or Purchaser’s obligations thereunder or (iv) take any other action required to be taken by the Board of Directors thereunder.

The Merger.    Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the DGCL, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation.

The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Effective Time of each of the following conditions, unless such failure of any such conditions is a result of a breach of either party’s material obligations under the Merger Agreement: (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer, (ii) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL, and (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

At the Effective Time (i) each of the Shares issued and outstanding immediately before the Effective Time (other than Shares held in the treasury of the Company and each such Share owned by Stake or any direct or indirect wholly-owned subsidiary of Stake or of the Company immediately before the Effective Time or any such Shares which are held by a stockholder who has demanded and perfected such stockholder’s demand for appraisal of such stockholder’s Shares in accordance with the DGCL) shall be canceled and converted into the right to receive the Per Share Amount paid pursuant to the Offer, without interest, upon the surrender of the certificate representing such Shares in accordance with the Merger Agreement and (ii) each share of common stock, $1.00 par value, of Purchaser issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation. For purposes of the Merger Agreement, “Subsidiary” means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

Stockholders’ Meeting.    Pursuant to the Merger Agreement, following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and the Restated Certificate of Incorporation and the Bylaws to convene the Company stockholders’ meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Stake, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other Subsidiary of Stake shall acquire at least 90% of the outstanding Shares on a fully diluted basis, and provided that the conditions to the Merger shall have been satisfied or waived, the Company shall, at the request of Stake, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL. As promptly as practicable after the consummation of the Offer, and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders the proxy statement or information statement (such proxy statement or information statement, as amended or supplemented, is herein referred to as the “Proxy Statement”). The Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s stockholders approve the Merger Agreement and the Merger.

Option Plans.    Pursuant to the Merger Agreement, prior to the time at which the Merger becomes effective, the Company shall use commercially reasonable efforts to provide that each outstanding option to acquire Shares (each, a “Company Option”) issued pursuant to the Company’s 1992 Employee, Director and Consultant Stock Option Plan and its 1991 Non-Employee Stock Option Plan (together, the “Stock Option Plans”), whether or not then exercisable or vested, shall be exercisable for and entitle each holder thereto to payment in cash from the Surviving Corporation, upon exercise, equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option (such payment, if any, to be net of applicable withholding and excise taxes).

Company Stock Purchase Plan.    Contingent upon the purchase of the Shares by the Purchaser pursuant to the Offer, the Company shall amend its Amended and Restated Employee Stock Purchase Plan (the “Company Purchase Plan”) so that as of the Effective Time (i) the Company Purchase Plan will terminate and (ii) there will be no outstanding rights of participants under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to effect to this section.

Employee, Director and Consultant Stock Option Plan.    In addition, the Company has a stock option program for directors under its 1992 Employee, Director and Consultant Stock Option Plan pursuant to which, on March 31 of each year, each non-employee director then in office receives options to purchase 5,000 shares of common stock at the then fair market value thereof. Such options vest in equal annual installments over a five-

year period based on continued service on the Board of Directors. Options to purchase 5,000 Shares were granted under this program during each fiscal 2001 and 2002 to Messrs. Carmichael, Clausi, Fields, Morris and Suquet.

Conduct of Business Pending the Merger.    Except as contemplated by the Merger Agreement or as set forth in Section 5.1 of the Company’s disclosure schedule to the Merger Agreement (the “Disclosure Schedule”), during the period from the date of the Merger Agreement to the Effective Time, the Company and its Subsidiaries shall in all material respects conduct their operations according to their ordinary and usual course of business and consistent in all material respects with past practice, and the Company shall use commercially reasonable efforts to preserve intact in all material respects the business organization of the Company, keep available the services of its current officers, and preserve in all material respects the goodwill of those having advantageous business relationships with it and its subsidiaries. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, as set forth in the Disclosure Schedule or as disclosed in writing to Purchaser, prior to the Effective Time, neither the Company nor any of its Subsidiaries, as the case may be, will, without the prior written consent of Purchaser:

(a)    issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than the Shares, the Company Options, preferred stock, treasury shares, rights, warrants or options, each as may be issuable pursuant to the Company Options;

(b)    split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities;

(c)    declare or pay any dividend or distribution on the Shares;

(d)    subject to the fiduciary duties of the Board of Directors of the Company and except pursuant to agreements or arrangements in effect on the date hereof, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

(e)    subject to the rights of the stockholders of the Company under applicable law, adopt any amendments to the Restated Certificate of Incorporation or Bylaws of the Company;

(f)    (i) increase the compensation of any of its directors or officers, except pursuant to the terms of agreements or plans currently in effect, in amounts material to the Company and its Subsidiaries, taken as a whole, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any directors or officers in amounts material to the Company and its Subsidiaries, taken as a whole, (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director or officer, whether past or present in amounts material to the Company and its Subsidiaries, taken as a whole, or (iv) amend in any material respect any such material plan, agreement or arrangement; or

(g)    except in the ordinary course of business (i) incur any material amount of long-term indebtedness for borrowed money or issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of wholly-owned Subsidiaries, (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries or customary loans or advances to employees in amounts not material to the maker of such loan or advance), (iii) pledge or otherwise encumber shares of capital stock of the Company or a material portion of the capital stock of any of its Subsidiaries, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon.

No Solicitation.    Until the earlier of the termination of the Merger Agreement or the Effective Time, the Company shall not, and will direct each officer, director, representative and agent of the Company and each of its

Subsidiaries not to, (a) directly or indirectly, encourage, solicit, or initiate any inquiries regarding or the submission from any corporation, partnership, person or other entity or group (other than Purchaser or an affiliate or an associate of Purchaser) concerning any offers or proposals for any merger, sale of all or substantially all of the assets of, or a tender offer for all or substantially all of the Shares, or similar transactions involving the Company or any of its Subsidiaries (an “Acquisition Proposal”); (b) except as permitted below, participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, the Company may, (i) refer any party to the Merger Agreement, (ii) directly or indirectly, furnish information and access, in response to unsolicited requests therefor to any corporation, partnership, person or other entity or group, and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiations concerning any Acquisition Proposal if the Board of Directors determines in its good faith judgment, after consultation with its financial advisors and legal counsel, that the Acquisition Proposal is, or reasonably could result in, a Superior Proposal (as defined below), and (iii) to the extent applicable, comply with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company shall promptly notify Purchaser if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third parry in response to any unsolicited request for information and access in connection with a possible Acquisition Proposal involving such party. “Superior Proposal” means any Acquisition Proposal having terms that the Board of Directors determines in its good faith judgment, after having received the advice of its financial advisor and legal counsel, to be more favorable to the Company’s stockholders than the Offer and the Merger.

Indemnification and Insurance.    Under the Merger Agreement, the Company has agreed, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, to indemnify and hold harmless, and after the Effective Time, Stake and the Surviving Corporation have agreed for a period of six (6) years following the Effective Time, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective Subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date of the Merger Agreement (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated thereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or, after the Effective Time, Stake and the Surviving Corporation shall pay as incurred the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company, Stake and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor Stake or the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company, Stake or the Surviving Corporation shall be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two (2) or more of such Indemnified Parties have conflicting interests in the outcome of such action. Stake and Purchaser agree that any claims for indemnification as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled. For six (6) years after the Effective Time, the Surviving Corporation shall maintain or obtain officers’ and directors’ liability insurance (which may be a part of Stake’s insurance policy) covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of the Merger Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to such per annum rate as of the date of the Merger Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Restated Certificate of Incorporation and the Bylaws of the Company for a period of not less than six (6) years following the Effective Time. The provision listed above shall survive the consummation of the Merger and any termination of the Merger Agreement. Notwithstanding any other provision under the Merger Agreement, the provisions listed above are intended to be for the irrevocable benefit of and to grant third-party rights to Indemnified Parties whether or not parties to the Merger Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained above.

Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Stake and Purchaser with respect to, among other things, its organization and qualification, capitalization, authority relative to the Merger Agreement, potential conflicts of interest, public filings, financial statements, the absence of any material adverse effect on the Company since June 30, 2002, litigation, employee benefit plans, real property, intellectual property, insurance, environmental matters, material contracts, conduct of business, tax matters, labor relations, transactions with affiliates, offer documents and proxy statement, brokers, and the inapplicability of Section 203 of the DGCL.

Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a)    by mutual written consent of the parties duly authorized by the Boards of Directors of the Company and Stake;

(b)    by either Stake or the Company if (i) any Governmental Entity or court shall have issued a final and non-appealable order, decree, ruling or injunction, or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger (which the party seeking to terminate this Agreement shall have used its best efforts to have lifted, rescinded, mitigated or reversed) or (ii) any action is taken or any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Offer or the Merger which makes the consummation of the Offer or the Merger illegal;

(c)    by either Stake or the Company if the Effective Time shall not have occurred on or before January 15, 2003; provided that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any covenant, agreement or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; and provided, further, that if the Offer or the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under any applicable foreign competition laws not having expired or been terminated or received, then such date shall be extended to January 31, 2003;

(d)    by Stake if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A of the Merger Agreement (it being understood that if such occurrence or circumstance is curable by the Company through the exercise of its reasonable best efforts prior to the next scheduled Expiration Date of the Offer, and for so long as the Company continues to exercise such reasonable best efforts prior to such Expiration Date, then Purchaser may not terminate the Offer prior to such Expiration Date), Purchasers shall have (i) failed to commence the Offer as set forth in Section 1.1 of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for the Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for the Shares shall have been caused by or resulted from the failure of Stake or Purchaser to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Stake or Purchaser of any representation or warranty of either of them contained in this Agreement;

(e)    by Stake if, prior to the purchase of any Shares validly tendered pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, modified or amended in a manner that is materially adverse to Stake or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for the Shares;

(f)    by the Company if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company determines that an Acquisition Proposal is or reasonably could result in a Superior Proposal;

(g)    by the Company if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A of the Merger Agreement, Purchaser shall have (i) failed to commence the Offer as set forth in Section 1.1 of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for the Shares validly tendered pursuant to the Offer in accordance with the terms thereof, or for the Net Gains, unless such termination or failure to pay shall have been caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement of it contained in this Agreement or the failure of the condition set forth in paragraph (d) of Annex A of the Merger Agreement; or

(h)    by the Company if any representation or warranty of Stake or Purchaser in this Agreement shall not be true and correct on the date of this Agreement, or Stake or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Stake or Purchaser to be performed or complied with by it under this Agreement; provided that such breach or failure to perform (if curable) has not been cured within thirty (30) calendar days after notice to Stake.

Fees.

(a)    If (x) Stake or Purchaser terminates the Merger Agreement pursuant to Section 7.1(d) of the Merger Agreement (but solely on the basis of a failure to satisfy a condition set forth in paragraphs (b), (d) or (e) of Annex A of the Merger Agreement) or 7.1(e) of the Merger Agreement, or (y) the Company terminates this Agreement pursuant to Section 7.1(f) of the Merger Agreement, then in each case, the Company shall pay, or cause to be paid to Stake at the time of termination by wire transfer of immediately available funds to an account specified by Stake an amount equal to $1.0 million (the “Termination Fee”) plus an amount of up to $250,000 (the “Expense Fee”) for out-of-pocket fees and expenses incurred or paid by or on behalf of Stake or Purchaser in connection with the transactions contemplated by this Agreement, including, but not limited to, fees and expenses of counsel, investment bankers, commercial banks, accountants, experts and consultants to Stake and Purchaser upon receipt by the Company of an invoice for such expenses up to $250,000. Payment of the Termination Fee and Expense Fee shall be made by wire transfer of immediately available funds no later than five (5) business days after delivery to the Company of written notice of demand for payment and delivery of such invoice.

(b)    Payment of the Termination Fee and Expense Fee, if any, as the case may be, shall be Stake’s and Purchaser’s exclusive remedy for any termination of this Agreement and neither Stake’s nor Purchaser shall have any further recourse against the Company for, or as a result of, such termination.

Stockholders’ Agreement.    The following is a summary of certain portions of the Stockholders’ Agreement and is qualified in its entirety by reference to the Stockholders’ Agreement, a copy of which has been filed with the SEC as an Exhibit to the Schedule TO. The Stockholders’ Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

As a condition and inducement to Stake and Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Stake and Purchaser entered into the Stockholders’ Agreement with eight (8) officers and directors and other stockholders of the Company (the “Stockholders”) who beneficially own approximately 14.5% of the Shares. Pursuant to the Stockholders’ Agreement, the Stockholders have agreed to validly tender pursuant to the Offer all Shares owned by them, as well as any Shares acquired by them after the date of the Stockholders’ Agreement, and not thereafter withdraw such tender.

In addition, the Stockholders have agreed that, during the Term (as defined below), at any meeting of the Company’s stockholders, however called, and in any action by written consent of the stockholders of the Company, each Stockholder shall vote his or her Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Acquisition Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Restated Certificate of Incorporation or Bylaws, any other material change in the Company’s corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (iii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iv) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly. For purposes of the Stockholders’ Agreement, “Term” means the term from the date of the Stockholders’ Agreement until the termination of the Stockholders’ Agreement.

Each of the Stockholders has constituted and appointed Purchaser and Stake, or any nominee of Purchaser and Stake, with full power of substitution and resubstitution, at any time during the Term, as his or her true and lawful attorney and proxy (his or her “Proxy”) for and in his or her name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering the Merger and the Merger Agreement, any Acquisition Proposal and the transactions contemplated by the Merger Agreement (if permitted under the Restated Certificate of Incorporation or Bylaws) and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the DGCL may permit or require as provided under the Stockholders’ Agreement.

Except as contemplated by the Stockholders’ Agreement and the Merger Agreement, each Stockholder has agreed during the Term not to (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholders’ Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in the Stockholders’ Agreement) on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his or her obligations thereunder or the transactions contemplated thereby or by the Merger Agreement. During the Term, each Stockholder has agreed not to, and has agreed not to permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the “Representatives”) to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Upon execution of the Stockholders’ Agreement, each Stockholder has agreed to, and has agreed to cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing.

The Stockholders’ Agreement provides that each Stockholder will promptly notify Stake of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder, and each Stockholder will immediately communicate to Stake the terms of any proposal, discussion, negotiation or inquiry which he or she may receive (and will promptly provide to Stake copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision discussed above to the contrary, if any Stockholder or any of his or her Representatives is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.2 of the Merger Agreement.

The Stockholders’ Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by each of the Stockholders as to due authorization, the absence of any failure to make required filings and consents, the absence of conflicts with trust agreements and other similar documents and contracts and title to its Shares. The Stockholders’ Agreement will terminate and be of no force and effect (i) by written mutual consent of the parties or (ii) automatically and without any required action of the parties upon the Effective Time. No such termination of the Stockholders’ Agreement shall relieve any party from any liability for any breach of the Stockholders’ Agreement prior to termination. Stake will indemnify each Stockholder against all claims, action, suit, proceeding or investigation, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of the Stockholders’ Agreement or the performance by such Stockholder of its obligations thereunder.

Confidentiality Agreement.    The following is a summary of certain portions of the Confidentiality Agreement (as defined below) and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the SEC as an Exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

On May 8, 2002, AH&H, on behalf of, and as exclusive, retained advisor to, the Company, entered into a confidentiality agreement (the “Confidentiality Agreement”) with SunRich. Under the terms of the Confidentiality Agreement, AH&H agreed to provide certain publicly available and material non-public information about the Company to SunRich, and SunRich agreed to keep certain information confidential including: (i) the identity of the Company; (ii) information prepared by AH&H, the Company, its advisers, agents or otherwise furnished by the Company pursuant to the Confidentiality Agreement and (iii) SunRich’s consideration of any subsequent transaction between SunRich and the Company (the “Confidential Information”). SunRich agreed to use the Confidential Information only for purposes of evaluating any potential transactions between SunRich and the Company and, unless required by law, agreed not to disclose the Confidential Information to any third party without the written consent of the Company. Further terms of the Confidentiality Agreement include: (i) the return of Confidential Information to AH&H, (ii) a standstill agreement whereby SunRich agreed to refrain, for a period of 18 months, to seek to control or influence the management, Board of Directors or policies of the Company and (iii) notification to the Company of any subpoena or other order with respect to any Confidential Information.

12.     Plans for the Company; Other Matters

Plans for the Company.    If, as and to the extent that Stake acquires control of the Company, Stake intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company’s business, corporate structure, capitalization or management.

Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Stake intends promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors. The Merger Agreement provides that Stake shall be entitled to designate such number of directors of good repute, rounded down to the nearest whole number, on the Board of Directors as will give Stake, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of

Directors equal to at least that number of directors which equals the product of the total number of the currently serving directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of Company) multiplied by the percentage that the aggregate number of the Shares beneficially owned by Stake or any affiliate of Stake (including such of the Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, that Stake shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the shares of Company common stock outstanding. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company immediately before the Effective Time of the Merger will be the initial directors and officers, respectively, of the Surviving Corporation, in each case until their successors are elected or appointed and qualified.

Purchaser, Stake or an affiliate of Purchaser or Stake may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the Per Share Amount. Purchaser, Stake and their respective affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

Except as disclosed in this Offer to Purchase, Stake will continue to evaluate the business and operations of the Company during the pendency of the Offer and the consummation of the Offer and the Merger, and Stake will take such actions as it deems appropriate under the circumstances then existing. It is expected that the business and operations of the Company would form an important part of Stake’s future business plans. There can be no assurance however that current plans will not change or be modified, and any such change or modification could be material.

Stockholder Approval.    Under the DGCL, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company’s stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. In the event that Purchaser acquires in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, it would have the ability to effect the Merger without the affirmative votes of any other stockholders.

Short-Form Merger.    Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the Board of Directors or the stockholders of such other corporation (a “short-form merger”). In the event that Purchaser and its Subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, the Company, Stake and Purchaser have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Expiration Date of the Offer (as it may be extended) for up to ten (10) business days, if on such Expiration Date the conditions for the Offer set forth in Section 14 of this Offer to Purchase shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares on a fully diluted basis. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser may seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold with respect to the Shares, and effect a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Per Share Amount. Purchaser presently intends to effect a short-form merger if permitted to do so under the DGCL.

Appraisal Rights.    Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL.

Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer, and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

13.     Dividends and Distributions

As described above, the Merger Agreement provides that, until the Effective Time, except as expressly set forth in or contemplated by the Merger Agreement, the Company will not:

(i)    issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than the Shares, Company Options, preferred stock, treasury shares, rights, warrants or options, each as may be issuable pursuant to the Company Options;

(ii)    split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities;

(iii)    declare or pay any dividend or distribution on the Shares;

(iv)    subject to the fiduciary duties of the Board of Directors of the Company and except pursuant to agreements or arrangements in effect on the date hereof, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

(v)    subject to the rights of the stockholders of the Company under applicable law, adopt any amendments to the Restated Certificate of Incorporation or Bylaws of the Company;

(vi)    (a) increase the compensation of any of its directors or officers, except pursuant to the terms of agreements or plans currently in effect, in amounts material to the Company and the Company Subsidiaries, taken as a whole, (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any directors or officers in amounts material to the Company and its Subsidiaries, taken as a whole, (c) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director or officer, whether past or present in amounts material to the Company and its Subsidiaries, taken as a whole, or (d) except as required by applicable law or as reported in Section 5.1(f) of the Disclosure Schedule, amend in any material respect any such material plan, agreement or arrangement; or

(vii)    except in the ordinary course of business (a) incur any material amount of long-term indebtedness for borrowed money or issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of wholly-owned Company Subsidiaries, (b) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries or customary loans or advances to employees in amounts not material to the maker of such loan or advance), (c) pledge or otherwise encumber shares of capital stock of the Company or a material portion of the capital stock of any of its Subsidiaries, or (d) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon.

14.     Conditions to the Offer

Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) immediately prior to the expiration of the Offer (as extended) the Minimum Condition shall not have been satisfied or the Foreign Antitrust Condition shall not have been satisfied, or (ii) at any time after the date of the Merger Agreement and before the time of acceptance for payment of any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

(a)    there shall be any statute, rule or regulation, or any decree, order or injunction, issued, promulgated, enacted, entered or enforced by any Governmental Entity which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by the Merger Agreement, (ii) prohibits or restricts the ownership or operation by Purchaser (or any of its affiliates or Subsidiaries) of any portion of its or the Company’s business or assets which is material to the business of all such entities taken as a whole, or compels the Company (or any of its affiliates or Subsidiaries) to dispose of or hold separate any portion of its or the Company’s business or assets which is material to the business of all such entities taken as a whole, (iii) imposes limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company which are material to the business of the Company and its Subsidiaries taken as a whole, or (iv) imposes any limitations on the ability of Purchaser or any of its respective affiliates or Subsidiaries effectively to control in any material respect the business and operations of the Company and its Subsidiaries, the effect of which, in the case of clauses (iii) and (iv) above, is material to the business of all such entities taken as a whole; provided, however, that in order to invoke this condition, Stake and Purchaser shall have used their best efforts to prevent such Governmental Restriction or to lift, rescind, mitigate, reverse, cause to expire, terminate or ameliorate the effects thereof; and provided further, that if the Governmental Restriction is not a final and non-appealable order, decree, ruling or injunction, neither Purchaser nor Stake may, while exercising such best efforts, by virtue of this condition alone amend or terminate the Offer, but may only extend (or agree to the extension of) the Offer in accordance with Section 1.1(d) of the Merger Agreement and thereby postpone acceptance for payment or purchase of the Shares while exercising such best efforts;

(b)    the Board of Directors (i) shall have withdrawn, or modified or changed in a manner materially adverse to Stake or Purchaser (whether or not included in an amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement or the Stockholders’ Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, (ii) shall have recommended an Acquisition Proposal other than a Superior Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; provided, that the foregoing shall not apply solely as a result of the Company or the Board of Directors making such disclosure to the Company’s stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law;

(c)    there shall have occurred any event that, individually or when considered together with any other matter, has or has had a Material Adverse Effect upon the Company or one of its Subsidiaries;

(d)    the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements under the Agreement;

(e)    any of the representations and warranties of the Company set forth in the Merger Agreement which are qualified as to Material Adverse Effect shall not be true and correct when made and as of the expiration of the Offer, or any of the other representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct when made and as of the expiration of the Offer, which failure would have a Material Adverse Effect (except in each case in the case of representations and warranties of the Company which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date);

(f)    the Merger Agreement shall have been terminated in accordance with its terms;

(g)    Purchaser, Stake and the Company shall have agreed in writing that Purchaser shall terminate the Offer or postpone the acceptance for payment of or the payment for the Shares thereunder;

(h)    there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the New York Stock Exchange, American Stock Exchange, any national securities exchange or on the Nasdaq National Market System for a period in excess of 24 hours (excluding any suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a change in the general financial, bank or capital markets which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

(i)    the provisions of Section A of Article EIGHTH of the Company’s Restated Certificate of Incorporation shall be applicable to the Business Combination (as defined in the Company’s Restated Certificate of Incorporation) contemplated by the Merger Agreement.

“Material Adverse Effect” shall mean with respect to the Company, any fact, event, change, circumstance or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any fact, event, change, circumstance or effect (i) relating to the industries for the Company’s products, the general economy, domestic or foreign securities markets or political or regulatory events or changes, (ii) arising out of or resulting from entering into the Merger Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, (iii) arising out of or resulting from the continuation of any existing unfavorable business or financial trend or (iv) arising out of or resulting from any fact, event, change, circumstance or effect that has been disclosed to Purchaser.

15.     Certain Legal Matters

General.    Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser, or Stake is aware of any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, or, except as set forth above, of any approval or other action by any Governmental Entity that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under “State Antitakeover Statutes.” While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval, or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

State Antitakeover Statutes.

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Starbase, directly or through Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger Agreement, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

Antitrust.    The Offer and the Merger are not subject to the Hart-Scott-Rodino Antitrust Act, which if had been applicable, provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied.

16.     Fees and Expenses

Purchaser and Stake have retained Mellon Investor Services LLC to serve as the Information Agent and Mellon Investor Services LLC to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as set forth above, neither Purchaser nor Stake will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser or Stake for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.     Miscellaneous

Neither Purchaser nor Stake is aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser or Stake become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser or Stake will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

No person has been authorized to give any information or to make any representation on behalf of Purchaser or Stake not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser and Stake have filed with the SEC the Schedule TO pursuant to Rule 14d-1 under the Exchange Act, together with Exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including Exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

STAKE ACQUISITION CORP.

November 4, 2002

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
OF PURCHASER AND STAKE

1.    Stake Acquisition Corp.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of Canada and the business address of each such person is c/o Stake Acquisition Corp., 2838 Highway 7, Norval, Ontario L0P 1K0 Canada. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to positions held with Purchaser.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Jeremy N. Kendall Director and Chairman
Mr. Kendall has served as a Director of Stake since September 1978. In June 1983, he was elected Chairman of the Board and Chief Executive Officer of Stake. He is Chairman of the Board of all of Stake’s Subsidiaries except 1108176 Ontario Limited. He is also Chairman of Jemtec Inc. (6/91 to present) and Easton Minerals Ltd. (1/95 to present). In the past 5 years, Mr. Kendall has served on the following Boards of Directors: BI Inc. (9/81 to 11/00), Brigdon Resources Inc. (6/93 to 2/99), Redaurum Ltd. (6/94 to 12/98) and Wisper Inc. (6/95 to 3/02). Mr. Kendall is also a Director of a number of private and charitable organizations.

Steven R. Bromley Director and President
Mr. Bromley is a Certified General Accountant and joined Stake in June 2001. The Board of Directors appointed Mr. Bromley Vice President, Finance and Chief Financial Officer in September, 2001. Prior to joining Stake, Mr. Bromley spent over 13 years in the Canadian dairy industry in a wide range of financial and operational roles with both Natrel Inc. and Ault Foods Limited. In his last position with Natrel Inc., Mr. Bromley served as Vice President, Business Development and Information Systems. From 1997 to 1999 he served on the Board of Directors of Natrel, Inc. In the past 5 years, Mr. Bromley has not served on any other reporting issuers’ Board of Directors.

John Dietrich Secretary and Treasurer
Mr. Dietrich is a Chartered Accountant and Chartered Financial Analyst. He joined Stake in January 2002 as Vice President & Treasurer. In the last 5 years he has held finance roles at Natrel Inc. as Director of Business Development and Paragon Trade Brands (Canada) Inc. as Director of Finance. Mr. Dietrich has not served on any reporting issuers’ Board of Directors.

2.    Stake Technology Ltd.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Stake. Unless otherwise indicated, each such person is a citizen of Canada and the business address of each such person is c/o Stake 2838 Highway 7, Norval, Ontario L0P 1K0 Canada. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to positions held with Stake.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Jeremy N. Kendall
Mr. Kendall has served as a Director of Stake since September 1978. In June 1983, he was elected Chairman of the Board and Chief Executive Officer of Stake. He is Chairman of the Board of all of Stake’s Subsidiaries except 1108176 Ontario Limited. He is also Chairman of Jemtec Inc. (6/91 to present) and Easton Minerals Ltd. (1/95 to present). In the past 5 years, Mr. Kendall has served on the following Boards of Directors: BI Inc. (9/81 to 11/00), Brigdon Resources Inc. (6/93 to 2/99), Redaurum Ltd. (6/94 to 12/98) and Wisper Inc. (6/95 to 3/02). Mr. Kendall is also a Director of a number of private and charitable organizations.

Steven R. Bromley
Mr. Bromley is a Certified General Accountant and joined Stake in June 2001. The Board of Directors appointed Mr. Bromley Vice President, Finance and Chief Financial Officer in September, 2001. Prior to joining Stake, Mr. Bromley spent over 13 years in the Canadian dairy industry in a wide rage of financial and operational roles with both Natrel Inc. and Ault Foods Limited. In his last position with Natrel Inc., Mr. Bromley served as Vice President, Business Development and Information Systems. From 1997 to 1999 he served on the Board of Directors of Natrel, Inc. In the past 5 years, Mr. Bromley has not served on any other reporting issuers’ Board of Directors.

Cyril Ing
Mr. Ing is a Professional Engineer and was elected a Director in January 1984. Mr. Ing retired from full time employment in March 1990. In the past 5 years, Mr. Ing has served on the following Boards of Directors: Wisper Inc. and Jemtec Inc.

Joseph Riz
Mr. Riz was elected a Director of the Stake in July 1986. He is presently Managing Director of Tricapital Management Ltd., a merchant banking and financial advisory firm. In the past 5 years, Mr. Riz has served on the Board of Directors of Telepanel Systems Inc.

John D. Taylor
Mr. Taylor was elected to the Board of Directors in December 1994. He was appointed President and Chief Operating Officer of Stake in 1991.
From 1986 to 1991, Mr. Taylor was Stake’s Vice President of Marketing and Planning. In the past 5 years, Mr. Taylor has not served on any other reporting issuers Boards.

Jim Rifenbergh
Mr. Rifenbergh was elected to the Board of Directors in April 1996. Mr. Rifenbergh is past President and Chairman of Brown Printing Company of Waseca, Minnesota, a large printing company with plants throughout the United States. He is also a Director of a number of other private companies and organizations. In the past 5 years, Mr. Rifenbergh has served on the Board of Directors of ARC Capital Inc. Mr. Rifenbergh is a US citizen.

Allan Routh
Mr. Routh was elected to the Board of Directors in September 1999. Mr. Routh is President and Chief Executive Officer of SunRich, Stake’s wholly-owned subsidiary. Mr. Routh has been President and Chief Executive Officer of Sunrich, Inc. since 1994. In the past 5 years, Mr. Routh has not served on any other reporting issuers’ Board of Directors. Mr. Routh is a US Citizen and works in SunRich’s office at 3824-93rd Street, SW, Hope, MN 56056-0128.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS

Dennis Anderson
Mr. Anderson was elected to the Board of Directors in September 2000. Mr. Anderson is the Executive Vice President of Operations of SunRich, Stake’s wholly-owned subsidiary. Mr. Anderson was the owner of Northern Food & Dairy, Inc. for five years prior to Stake’s acquisition. In the past 5 years, Mr. Anderson has not served on any other reporting issuers’ Board of Directors. Mr. Anderson is a US citizen and works in the SunRich office at 2214 Geneva Road, Alexandria MN 56308.

Larry (Andy) Anderson
Mr. Anderson was elected to the Board of Directors in September 2000. Mr. Anderson is a CPA and a member of the American Institute of CPA’s and Minnesota Society of CPA’s and acts as a part time Financial Officer of SunRich. Prior to his involvement with Stake, Mr. Anderson was a partner in a Minneapolis CPA firm for more than five years prior to Stake’s acquisition of Northern. In the past 5 years, Mr. Anderson has not served on any other reporting issuers’ Board of Directors. Mr. Anderson is a US citizen and works in the SunRich office at 2214 Geneva Road, Alexandria MN 56308.

Katrina Houde
Ms. Houde was elected to the Board of Directors in December 2000. Ms. Houde is currently an independent consultant. For the five years prior to her election to the Stake Board, Ms. Houde was with Cuddy International Corp., a large international poultry company. In the past 5 years, Ms. Houde has not served on any other reporting issuers’ Board of Directors.

Camillo Lisio
Mr. Lisio was elected to the Board of Directors in August 2001. Prior to joining the Stake board, Mr. Lisio spent 18 years with Saputo Inc., most recently as President and Chief Operating Officer, until his decision in 2001 to pursue other business and personal interests.

Robert Fetherstonhaugh
Mr. Fetherstonhaugh is a Chartered Accountant and is President
of Claridge SRB Investments Inc, and Executive Vice President, Investments of Claridge Inc. Mr. Fetherstonhaugh has a broad business background both in North America and internationally, previously serving as Deputy Chairman of Trader.com, an international publishing company, and a former partner at KPMG. Mr. Fetherstonhaugh is also currently a director of Trader.com. Mr. Fetherstonhaugh works in the Claridge office at 1170 Peel Street, Montreal PQ H3B 4P2.

John Dietrich
Mr. Dietrich is a Chartered Accountant and Chartered Financial Analyst. He joined Stake in January 2002 as Vice President & Treasurer. In the last 5 years he has held finance roles at Natrel Inc. as Director of Business Development and Paragon Trade Brands (Canada) Inc. as Director of Finance. Mr. Dietrich has not served on any reporting issuers’ Board of Directors.

David Kruse
Mr. Kruse is a Certified Management Accountant and joined the Company in 1997. Mr. Kruse was appointed Vice President and Chief Operating Officer of the Environmental Industrial Group in 2000. In the past 5 years, Mr. Kruse has not served on any reporting issuers’ Board of Directors. Mr. Kruse works out in Stake’s divisional office at 407 Parkside Drive, Waterdown, ON L0R 2H0.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

THE DEPOSITARY FOR THE OFFER IS:

MELLON INVESTOR SERVICES LLC

By Mail:	By Facsimile Transmission:	By Hand:	Overnight Delivery:
(for Eligible Institutions Only)
Mellon Investor Services LLC	(201) 296-4293	Mellon Investor Services LLC	Mellon Investor Services LLC
Post Office Box 3301		120 Broadway, 13th Floor	85 Challenger Road-Mail Drop—Reorg
South Hackensack, NJ 07606	For Confirmation Phone:	New York, NY 10271	Ridgefield Park, NJ 07660
Attn: Reorganization Department	(201) 296-4860	Attn: Reorganization Department	Attn: Reorganization Department

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC

44 Wall Street
7th Floor
New York, NY 10005
Call Toll Free 1 (888) 566-9471